FOURTH AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                          LOAN AND SECURITY AGREEMENT


      THIS FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Amendment") is entered into as of May 5, 1995 between ELXSI, a California corporation ("Borrower"), and BANK OF AMERICA ILLINOIS (formerly Continental Bank N.A.) ("Lenders").

                              W I T N E S S E T H:

      WHEREAS, Borrower and Lender are parties to an Amended and Restated Loan and Security Agreement dated as of October 30, 1992 (as heretofore amended, the "Loan Agreement"); and

      WHEREAS, Borrower desires Lender to amend the Loan Agreement in certain respects.

      NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

      SECTION 1.  DEFINED TERMS.

      Terms defined in the Loan Agreement and not otherwise defined herein are used herein as therein defined.

      SECTION 2.  AMENDMENTS TO LOAN AGREEMENT.

      2.1. The following definitions are hereby added to Section 1.1 of the Loan Agreement, each in its appropriate alphabetical position:

            "Annualized EBITDA" means, as of any date of determination thereof, EBITDA for the fiscal quarter ended on such date multiplied by four.

            "EBITDA" means Borrower's consolidated net earnings before interest expense, depreciation, amortization and provision for Taxes for the fiscal quarter of Borrower ending on the date of determination. For purposes of this definition, (i) net earnings shall not include any gains on the sale or other disposition of Investments (other than cash equivalents) or fixed assets and any extraordinary or nonrecurring items of income in any fiscal quarter to the extent that the aggregate of all such gains and extraordinary or-nonrecurring items of income exceeds the aggregate of losses on such sales or other dispositions and extraordinary or nonrecurring charges during such quarter, and (ii) interest expense shall include, without limitation, implicit interest expense on Capitalized Leases.



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      2.2. The definition of "Credit Reduction Amount" in Section 1.1 of the
Loan Agreement is hereby amended and restated to read in its entirety as follows:

            "Credit Reduction Amount" means, (i) for each Credit Reduction Date during 1995, an amount equal to $220,000 and (ii) for each Credit Reduction Date thereafter, an amount equal to $293,333, in each case subject to adjustment as provided in Section 2-1.

      2.3. The definition of "Credit Reduction Date" in Section 1.1 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

            "Credit Reduction Date" means the last Banking Day of each calendar month other than January, February and March.

      2.4. The definition of "Revolving Credit Amount" in Section 1.1 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

            "Revolving Credit Amount" means, from and after May 5, 1995, $12,780,000, as adjusted after such date pursuant to this Agreement, including pursuant to Sections 2.1.3 and 2.1.4.

      2.5. The definition of "Termination Date" in Section 1.1 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

            "Termination Date" means June 30, 1997 or such later date as may be fixed pursuant to Section 11.7.

      2.6. Section 2.1.3(b) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

            (b)   [Intentionally left blank.]

      2.7. Section 2.4.2 of the Loan Agreement is hereby amended by deleting the phrase "one-half of one percent (1/2 of 1%)" where it appears in the first sentence of such Section and inserting in lieu thereof the phrase "three-tenths of one percent (.30 of 1%)".

      2.8. Section 5.13 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

            5.13 Restricted Payments. Not purchase or redeem any shares of its stock (other than for stock of Borrower), declare or pay any dividends thereon (other than stock dividends), make any distribution to stockholders as such (other than distributions of stock of Borrower) or set aside any funds for any such purpose, not prepay, purchase or

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      redeem, and not permit any Subsidiary to purchase, any Subordinated Debt and, if an Event of Default or Unmatured Event of Default exists or would result therefrom, not, and not permit any Subsidiary to, pay any management or similar fees to Parent or any of its affiliates pursuant to the terms of the Management Agreement; provided, however, that: (a) Borrower may pay dividends in an aggregate amount not exceeding 50% of Borrower's Excess Cash Flow for the immediately preceding Fiscal Year so long as (i) Lender shall have received Borrower's annual audit report pursuant to Section 5.1.1(a) for such preceding Fiscal Year, (ii) after giving effect to any such proposed dividend the amount of the Revolving Loan Availability will exceed the outstanding principal amount of the Revolving Loans by at least $500,000, (iii) no Event of Default or Unmatured Event of Default shall then exist or will result from any such dividend payment and (iv) Borrower shall have given Lender prior written notice of any such proposed dividend and certified its compliance with this Section 5,13; (b) Borrower may, within 60 days after obtaining the proceeds of any loan permitted pursuant to Section 5,15(e), pay a dividend in an amount not exceeding 25% of the proceeds of such loan so long as the conditions specified in sub-clauses (ii) , (iii) and (iv) of clause (a) above have been met; and (c) Borrower may make scheduled payments of principal of and interest on the Subordinated Note, so long as the conditions specified in sub-clauses (ii), (iii) and (iv) of clause (a) above have been met (it being understood that each reference to a "dividend" in such subclauses shall be deemed, for purposes of this clause
      (c), to be a reference to the relevant payment on the Subordinated Note). Dividends permitted and paid under clause (a) or (b) of the foregoing sentence shall not reduce the amount of dividends payable under any other such sub-clause.

      2.9. Section 3.1(a) of Supplement A to the Loan Agreement is hereby amended and restated to read in its entirety as follows:

            (a) Interest to Maturity. The unpaid principal balance of the Revolving Loans shall bear interest to maturity at the Reference Rate in effect from time to time plus the Margin (defined below). When used in this Section 3.1(a), "Margin" means (i) until September 30, 1995, one and one quarter percent (1.25%) per annum, (ii) from and after September 30, 1995, unless clause (iii) below shall be applicable, one percent (1%) per annum and (iii) after Borrower delivers to Lender the audited financial statements described in Section 5.1.1(a) of the Loan Agreement for Fiscal Year 1995, (x) if Borrower's consolidated net earnings before interest expense and provision for Taxes for Fiscal Year 1995 is equal to or greater than Borrower's consolidated net earnings before interest expense and provision for Taxes for Fiscal Year 1994, one-half of one percent (.50%) per annum or (y) if Borrower's

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      consolidated net earnings before interest expense and provision for Taxes for Fiscal Year 1995 is less than Borrower's consolidated net earnings before interest expense and provision for Taxes for Fiscal Year 1994, one percent (1%) per annum; provided, however, that, if and to the extent that clause (iii)(x) above is applicable, if any Event of Default or Unmatured Event of Default shall have occurred and be continuing, the Margin shall equal one percent (1%) per annum during the continuance of such Event of Default or Unmatured Event of Default.

      2.10. Section 4 of Supplement A to the Loan Agreement is hereby amended and restated to read in its entirety as follows:

            4.    Additional Covenants.  Until all of Borrower's
      Liabilities are paid in full, Borrower agrees that, unless
      Lender otherwise consents in writing, it will:

            4.1. Net Worth. Not permit, on the last day of any fiscal quarter set forth below, Net Worth to be less than the amount set forth below across from such fiscal quarter:

      Fiscal Quarter Ending                           Net Worth

      6/30/95                                         $18,500,000
      9/30/95                                         $19,000,000
      12/31/95                                        $20,000,000
      3/31/96                                         $21,000,000
      6/30/96                                         $21,000,000
      9/30/96                                         $22,000,000
      12/31/96                                        $22,000,000
      3/31/97                                         $23,000,000
      6/30/97                                         $23,000,000
      Each fiscal quarter thereafter                  $24,500,000.

            4.2. Liabilities to Net Worth Ratio. Not permit, on the last day of any fiscal quarter set forth below, the ratio of the Borrower's consolidated total liabilities to the Borrower's Net Worth to exceed (a) for each fiscal quarter ending during Fiscal Year 1995, 1.25:1 and (b) for each fiscal quarter thereafter, 1.10:1.

            4.3. Capital Expenditures. Not, and not permit any Subsidiary to, purchase or otherwise acquire (including, without limitation, acquisition by way of Capitalized Lease), or commit to purchase or otherwise acquire, any fixed asset if, after giving effect to such purchase or other acquisition, (A) the aggregate capitalized cost of all fixed assets purchased or otherwise acquired (other than by means of a Capitalized Lease) by Borrower and its Subsidiaries on a consolidated basis plus (B) the aggregate annual payments under Capitalized Leases (excluding the portion thereof

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      representing imputed interest) of Borrower and its Subsidiaries on a consolidated basis (excluding, in each of (A) and (B), (a) any fixed asset which constitutes a replacement for an asset which was the subject of a casualty or governmental taking to the extent the purchase or other acquisition thereof is funded by insurance proceeds or other payments received as a result of such casualty or taking and (b) the first $675,000 of capital expenditures related solely to removal of underground storage tanks or other environmental problems at Borrower's restaurant locations) would exceed $2,500,000 in any Fiscal Year.

            4.4. Interest Coverage Ratio. Not permit, on the last day of any fiscal quarter set forth below, the ratio of (a) Borrower's EBITDA to (b) Borrower's consolidated interest expense for such fiscal quarter to be less than (i) for each fiscal quarter ending during Fiscal Year 1995, 3.50:1 and (ii) for each fiscal quarter thereafter, 4.00:1.

            4.5. Funded Debt/Annualized EBITDA Ratio. Not permit, on the last day of any fiscal quarter set forth below, the ratio of (a) the aggregate principal amount of all Funded Debt (as defined below) of the Borrower and its Subsidiaries to (b) Borrower's Annualized EBITDA to be less than the ratio set forth below across from such fiscal quarter:

      Fiscal Quarter Ending                           Ratio

      6/30/95                                         1.50:1
      9/30/95                                         1.40:1
      12/31/95                                        1.40:1
      3/31/96                                         1.35:1
      6/30/96                                         1.30:1
      Each fiscal quarter thereafter                  1.25:1.

      When used in this Section 4.5, "Funded Debt" means (i) all Liabilities and
(ii) all other Indebtedness of Borrower and its Subsidiaries referred to in clauses (i), (iv) and (v) of the definition of "Indebtedness."

      SECTION 3.  CONDITIONS PRECEDENT.

      The amendment to the Loan Agreement set forth in Section 2 of this Amendment shall become effective on such date (the "Effective Date") when the following conditions precedent have been satisfied:

      3.1. Receipt of Documents. Lender shall have received all of the following, each duly executed and dated the date hereof, in form and substance satisfactory to Lender:

            (a) Amendment. An original of this Amendment duly executed by Borrower.

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            (b) Certificate. A certificate, dated the date hereof and signed by the President or a Vice President of Borrower, as to the matters set forth in Section 3.2.

            (c) Opinion. An opinion of Dechert Price & Rhoads, counsel to Borrower, in form and substance satisfactory to Lender.

            (d) Other. Such other documents as Lender may reasonably request.

      3.2. Warranties True and Absence of Defaults. (i) No Event of Default or Unmatured Event of Default shall have occurred and shall be continuing as of the Effective Date (after giving effect to this Amendment) and (ii) the warranties of Borrower contained in Section 4 of the Loan Agreement shall be true and correct as of the Effective Date, with the same effect as though made on such date (except (x) to the extent changed by circumstances permitted by the Loan Agreement, and (y) for such warranties which relate solely to an earlier date and were true and correct on and as of such date).

      3.3. Amendment Fee. Lender shall have received from Borrower a non-refundable amendment fee of $25,000.

      SECTION 4.  MISCELLANEOUS.

      4.1. Warranties True and Absence of Defaults. In order to induce Lender to enter into this Amendment, Borrower hereby warrants to Lender that, as of the date hereof and the Effective
Date:

            (a) The warranties of Borrower contained in Section 4 of the Loan Agreement are true and correct as of the date hereof and the Effective Date (after giving effect to this Amendment) with the same effect as though made on each such date (except (x) to the extent changed by circumstances permitted by the Loan Agreement and (y) for such warranties which relate solely to a specific earlier date and were true and correct as of such date).

            (b) No Event of Default or Unmatured Event of Default exists as of each such date.

      4.2. Expenses. Borrower agrees to pay on demand all costs and expenses of Lender (including the reasonable fees, charges and expenses of counsel and allocated costs of staff counsel for Lender) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. In addition, Borrower agrees to pay, and save Lender harmless from all liability for, any documentary, stamp or other similar taxes which may be

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payable in connection with the execution or delivery of this Amendment, the borrowings under the Loan Agreement, as amended hereby, and the execution and delivery of any instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided in this Section 4.2 shall survive any termination of this Amendment or the Loan Agreement as amended hereby.

      4.3. Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois.

      4.4. Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

      4.5. Reference to Loan Agreement. Except as amended hereby, the Loan Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. On and after the effectiveness of the amendment to the Loan Agreement accomplished hereby, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference to the Loan Agreement in any Note and in any Related Agreement, or other agreements, documents or instruments executed and delivered pursuant to the Loan Agreement, shall be deemed a reference to the Loan Agreement, as amended hereby.

      4.6. Successors. This Amendment shall be binding upon the parties hereto and their successors and permitted assigns.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date and year first above written.


                                       ELXSI



                                       By: ____________________________
                                       Title:  ________________________


                                       BANK OF AMERICA ILLINOIS (formerly
                                       Continental Bank N.A.)



                                       By: ____________________________
                                       Title:  ________________________

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